GOLDEN PHOENIX MINERALS, INC.

2006 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

1.        PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate Non-Employee Directors whose present and potential contributions are important to the success of the Company, or a Subsidiary of the Company, by offering them an opportunity to participate in the Company’s future performance through awards of Options. This Plan is not intended to replace any current plan of, or awards issued by, the Company, nor will it limit the ability of the Company to create additional or new plans, or to issue additional or new awards. Capitalized terms not defined in the text are defined in Section 21.

2.            ADOPTION AND STOCKHOLDER APPROVAL. This Plan will be approved by the shareholders of the Company, consistent with applicable laws, after the date this Plan is adopted by the Board. No Option will be granted after termination of this Plan but all Options granted prior to termination will remain in effect in accordance with their terms. The effective date of this Plan is October 23, 2006 (the “Effective Date”). So long as the Company is subject to Section 16(b) of the Exchange Act, the Company will comply with the requirements of Rule 16b-3 (or its successor), as amended.

3.            TERM OF PLAN. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the date this Plan is adopted by the Board.

4.	SHARES SUBJECT TO THIS PLAN.

4.1.	Number of Shares Available. Subject to Section 4.2, the total number of Shares reserved and available for awards of Options will be 2,000,000 Shares (the “Maximum Number”).

4.1.1.      Future Options. Subject to Section 4.2 and to the fullest extent permissible under Rule 16b-3 under the Exchange Act and any other applicable laws, rules and regulations, (i) if an Option is canceled, terminates, expires, is forfeited or lapses for any reason without having been exercised or settled, any shares of Stock subject to the Option will be added back into the Maximum Number and will again be available for the grant of an Option under the Plan; and (ii) the number of shares of Stock withheld to satisfy a Participant’s minimum tax withholding obligations will be added back into the Maximum Number and will be available for the grant of an Option under the Plan. Also, only the net numbers of Shares that are issued pursuant to the exercise of an Option will be counted against the Maximum Number.

However, in the event that prior to the Option’s cancellation, termination, expiration, forfeiture or lapse, the holder of the Option at any time received one or more elements of “beneficial ownership” pursuant to such Option (as defined by the SEC, pursuant to any rule or interpretations promulgated under Section 16 of the Exchange Act), the Shares subject to such Option will not again be made available for re-grant under the Plan.

4.1.2.    Reserve of Shares. At all times, the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all outstanding Options granted under this Plan. The Shares to be issued hereunder upon exercise of an Option may be either authorized but unissued; supplied to the Plan through acquisitions of Shares on the open market; Shares purchased under the Plan and forfeited back to the Plan; Shares surrendered in payment of the exercise price of an option; or Shares withheld for payment of applicable

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employment taxes and/or withholding obligations resulting from the exercise of an Option. The following rules will apply for purposes of the determination of the number of Shares available for grant under the Plan:

i.             Grants. The grant of an Option will reduce the Shares available for grant under the Plan by the number of Shares subject to such Option.

ii.            Outstanding. While an Option is outstanding, it will be counted against the authorized pool of Shares regardless of its vested status.

4.2.         Adjustments. Should any change be made to the Stock of the Company by reason of any stock split (including reverse stock split), stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, the Administrator will make the appropriate adjustments to (i) the maximum number and/or class of securities issuable under the Plan; and (ii) the number and/or class of securities and the exercise price per Share in effect under each outstanding Option in order to prevent the dilution or enlargement of benefits thereunder; provided however, that the number of Shares subject to any Option will always be a whole number and the Administrator will make such adjustments as are necessary to insure Options of whole Shares.

4.3.         Limitations on Options. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 4.2), the Maximum Number of Shares of Stock with respect to one or more Options that may be granted during any one calendar year under the Plan to any one Participant will be 250,000.

5.	ADMINISTRATION OF THIS PLAN.

5.1.         Authority. Authority to control and manage the operation and administration of this Plan will be vested in a committee consisting of two (2) or more members of the Board (the “Committee”). It is intended that the directors appointed to serve on the Committee will be Non-Employee Directors and “outside directors” (within the meaning of Section 162(m) of the Code) to the extent that Rule 16b-3 and, if necessary for relief from the limitation under Section 162(m) of the Code and such relief sought by the Company, Section 162(m) of the Code, respectively, are applicable. However, the mere fact that a Committee member will fail to qualify under either of the foregoing requirements will not invalidate any Option made by the Committee which Option is otherwise validly made under the Plan. Members of the Committee may be appointed from time to time by, and will serve at the pleasure of, the Board. As used herein, the term “Administrator” means the Committee.

5.2.         Interpretation. Subject to the express provisions of this Plan, the Administrator will have the exclusive power, authority and discretion to:

(1)           construe and interpret this Plan and any agreements defining the rights and obligations of the Company and Participants under this Plan;

(2)	select Participants;

(3)           determine the terms and conditions of any Option granted under the Plan, including, but not limited to, the Exercise Price, grant price or purchase price, any restrictions or limitations on the Option, any schedule for lapse of forfeiture restrictions or restrictions on the

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exercisability of the Option, and acceleration or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(4)           determine the number of Shares or other consideration subject to an Option;

(5)           determine whether Options will be subject to a condition, or grant a right, that is not inconsistent with any rule or regulation under any tax or securities laws;

(6)	prescribe the form of each Option Agreement;

(7)	further define the terms used in this Plan;

(8)           correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Option Agreement;

(9)	provide for rights of refusal and/or repurchase rights;

(10)        amend outstanding Option Agreements to provide for, among other things, any change or modification which the Administrator could have provided for upon the grant of an Option or in furtherance of the powers provided for herein;

(11)        prescribe, amend and rescind rules and regulations relating to the administration of this Plan; and

(12)        make all other determinations necessary or advisable for the administration of this Plan.

5.3.        Decisions Binding. Any decision or action of the Administrator in connection with this Plan or Options granted or shares of Stock purchased under this Plan will be final and binding. The Administrator will not be liable for any decision, action or omission respecting this Plan, or any Options granted or shares of Stock sold under this Plan.

5.4.         Limitation on Liability. To the extent permitted by applicable law in effect from time to time, no member of the Committee will be liable for any action or omission of any other member of the Committee nor for any act or omission on the member’s own part, excepting only the member’s own willful misconduct or gross negligence, arising out of or related to this Plan. The Company will pay expenses incurred by, and satisfy a judgment or fine rendered or levied against, a present or former member of the Committee in any action against such person (whether or not the Company is joined as a party defendant) to impose liability or a penalty on such person for an act alleged to have been committed by such person while a member of the Committee arising with respect to this Plan or administration thereof or out of membership on the Committee or by the Company, or all or any combination of the preceding, provided, the Committee member was acting in good faith, within what such Committee member reasonably believed to have been within the scope of his or her employment or authority and for a purpose which he or she reasonably believed to be in the best interests of the Company or its stockholders. Payments authorized hereunder include amounts paid and expenses incurred in settling any such action or threatened action. The provisions of this section will apply to the estate, executor, administrator, heirs, legatees or devisees of a Committee member, and the term “person” as used on this section will include the estate, executor, administrator, heirs, legatees, or devisees of such person.

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6.        GRANT OF OPTIONS; TERMS AND CONDITIONS OF GRANT.

6.1.         Grant of Options. One or more Options may be granted to any Non-Employee Director. Subject to the express provisions of this Plan, the Administrator will determine from the Non-Employee Directors those individuals to whom Options under this Plan may be granted. The Shares underlying a grant of an Option may be in the form of Restricted Stock or Unrestricted Stock.

Further, subject to the express provisions of this Plan, the Administrator will specify the Grant Date, the number of Shares covered by the Option, the Exercise Price and the terms and conditions for exercise of the Options. If the Administrator fails to specify the Grant Date, the Grant Date will be the date of the action taken by the Administrator to grant the Option. As soon as practicable after the Grant Date, the Company will provide the Participant with a written Option Agreement in the form approved by the Administrator, which sets out the Grant Date, the number of Shares covered by the Option, the Exercise Price and the terms and conditions for exercise of the Option.

The Administrator may, in its absolute discretion, grant Options under this Plan at any time and from time to time before the expiration of this Plan.

6.2.         General Terms and Conditions. Except as otherwise provided herein, the Options will be subject to the following terms and conditions and such other terms and conditions not inconsistent with this Plan as the Administrator may impose:

6.2.1.     Exercise of Option. The Administrator may determine in its discretion whether any Option will be subject to vesting and the terms and conditions of any such vesting. The Option Agreement will contain any such vesting schedule.

6.2.2.     Option Term. Each Option and all rights or obligations thereunder will expire on such date as will be determined by the Administrator, but not later than ten (10) years after the Grant Date and will be subject to earlier termination as hereinafter provided.

6.2.3.     Exercise Price. The Exercise Price of any Option will be determined by the Administrator when the Option is granted and may not be less than one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date. Payment for the Shares purchased will be made in accordance with Section 9 of this Plan.

6.2.4.     Method of Exercise. Options may be exercised only by delivery to the Company of a stock option exercise agreement (the “Exercise Agreement”) in a form approved by the Administrator, stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding the Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

6.2.5.      Transferability of Options. At its discretion, the Administrator may provide for transfer of an Option without payment of consideration, to the following family members of the Participant, including adoptive relationships: a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, niece, nephew, former spouse (whether by gift or pursuant to a domestic relations order), any person sharing the employee’s household (other than a tenant or employee), a family-controlled partnership, corporation, limited liability company and trust, or a foundation in which

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family members heretofore described control the management of assets. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the Option pursuant to the assignment. The terms applicable to the assigned portion will be the same as those in effect for the Option immediately prior to such assignment and will be set forth in such documents issued to the assignee as the Administrator may deem appropriate. A request to assign an Option may be made only by delivery to the Company of a written stock option assignment request in a form approved by the Administrator, stating the number of Options and Shares underlying Options requested for assignment, that no consideration is being paid for the assignment, identifying the proposed transferee, and containing such other representations and agreements regarding the Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws.

6.2.6.      Beneficiaries. Notwithstanding Section 6.2.5, a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Option upon the Participant’s death. If no beneficiary has been designated or survives the Participant, payment will be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Administrator.

6.2.7.    Effect of Termination of Director Status. If a Participant ceases to be a director for any reason other than removal from the Board for cause as defined by the acts set forth in Section 6.2.8 hereof, which determination will be at the sole discretion of the Administrator, any outstanding Option will be exercisable by the Participant (whether or not exercisable by the Participant immediately prior to ceasing to be a director) at any time prior to the expiration date of the Option or within three (3) years after the date the Participant ceases to be a director, whichever is the shorter period. In the event of removal for cause the provisions of Section 6.2.8 hereof, will control. Following the death or permanent and total disability (as defined in Section 22(e)(3) of the Code or any successor thereto) of a Participant during service as a director any outstanding Option held by the Participant at the time of death or permanent and total disability (whether or not exercisable by the Participant immediately prior to death or permanent and total disability) will be exercisable by:

i.             the beneficiary or executor named in the Participant’s will or a beneficiary named in the Participant’s trust, or

ii.           the Participant’s legal representative, if the Participant will fail to make testamentary disposition of the Option, will die intestate or will become permanently and totally disabled,

at any time prior to the expiration date of the Option or within three (3) years after the Participant’s death or permanent and total disability, whichever is the shorter period.

6.2.8.	Suspension and Cancellation of Options.

i.             Suspension. In the event the Administrator reasonably believes a Participant has committed an act of misconduct including, but limited to acts specified below, the Administrator may suspend the Participant’s right to exercise any Option granted hereunder pending final determination by the Board.

(1)           Committed an act of embezzlement, fraud, dishonesty, breach of fiduciary duty to the Company or a Subsidiary;

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(2)           Deliberately disregarded the rules of the Company or a Subsidiary which resulted in loss, damage or injury to the Company or a Subsidiary;

(3)           Made any unauthorized disclosure of any trade secret or confidential information of the Company or a Subsidiary;

(4)           Induced any client or customer of the Company or a Subsidiary to break any contract with the Company or a Subsidiary or induced any principal for whom the Company or a Subsidiary acts as agent to terminate such agency relations; or

(5)           Engaged in any substantial conduct which constitutes unfair competition with the Company or a Subsidiary.

ii.           Cancellation. The Administrator may provide in the Option Agreement that cancellation of the Option will also apply if the Participant is determined by the Board to have:

(1)         engaged in any commercial activity in competition with any part of the business of the Company or a Subsidiary;

(2)         diverted or attempted to divert from the Company or a Subsidiary business of any kind, including, without limitation, interference with any business relationship with suppliers, customers, licensees, licensors or contractors;

(3)         made, or caused or attempted to cause any other person to make, any statement, either written or oral, or conveying any information about the Company or a Subsidiary which is disparaging or which in any way reflects negatively upon the Company or a Subsidiary;

(4)         engaged in any other activity that is inimical, contrary or harmful to the interests of the Company or a Subsidiary, including influencing or advising any person who is employed by or in the service of the Company or a Subsidiary to leave such employment or service to compete with the Company or a Subsidiary or to enter into the employment or service of any actual or prospective competitor of the Company or a Subsidiary, or to have influenced or advised any competitor of the Company or a Subsidiary to employ or to otherwise engage the services of any person who is employed by the Company or in the service of the Company, or improperly disclosed or otherwise misused any confidential information regarding the Company or a Subsidiary; or

(5)         refused or failed to provide, upon the request of the Company or a Subsidiary, a certification, in a form satisfactory to the Company or a Subsidiary, that he or she is in full compliance with the terms and conditions of this Plan.

The determination of the Administrator will be final and conclusive. In making its determination, the Administrator will give the Participant an opportunity to appear and be heard at a hearing before the full Board and present evidence on the Participant’s behalf. Without limiting the generality of the foregoing, the Option Agreement may provide that the Participant will also pay to the Company any gain realized by the Participant from exercising all or any portion of the Options hereunder during a period beginning six (6) months prior to such suspension or cancellation.

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Should any provision to this Section 6.2.8. be held to be invalid or illegal, such illegality will not invalidate the whole of this Section 6, but, rather, this Plan will be construed as if it did not contain the illegal part or narrowed to permit its enforcement, and the rights and obligations of the parties will be construed and enforced accordingly.

7.	PAYMENT FOR SHARE PURCHASES.

7.1.         Payment. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant at the discretion of the Administrator and where permitted by law as follows:

7.1.1.     Surrender of Shares. By surrender of shares of Stock of the Company that have been owned by the Participant for more than six (6) months or lesser period if the surrender of Shares is otherwise exempt from Section 16 of the Exchange Act and if such shares were purchased from the Company by the use of a promissory note, such note has been fully paid with respect to such shares.

7.1.2.     Deemed Net-Stock Exercise. By forfeiture of Shares equal to the value of the exercise price pursuant to a “deemed net-stock exercise” by requiring the Participant to accept that number of Shares determined in accordance with the following formula, rounded down to the nearest whole integer:

where:

a =	net Shares to be issued to Participant

b =	number of Options being exercised

c =	Fair Market Value of a Share

d =	exercise price of the Options

7.1.3.     Broker-Assisted. By delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price and the amount of any required tax or other withholding obligations.

7.1.4.     Combination of Methods. By any combination of the foregoing methods of payment or any other consideration or method of payment as will be permitted by applicable corporate law.

8.	WITHHOLDING TAXES.

8.1.         Withholding Generally. Whenever Shares are to be issued in satisfaction of Options granted under this Plan or Shares are forfeited pursuant to a “deemed net-stock exercise,” the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local taxes and FICA withholding requirements prior to the delivery of any certificate or certificates for such Shares. When, under applicable tax laws, a Participant incurs tax

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liability in connection with the exercise or vesting of any Option, the Company will have the right to require such Participant or such other person to pay by cash, or check payable to the Company, the amount of any such withholding with respect to such transactions. Any such payment must be made promptly when the amount of such obligation becomes determinable.

8.2.         Stock for Withholding. To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit a Participant to satisfy his or her obligation to pay any such withholding tax, in whole or in part, with Stock up to an amount not greater than the Company’s minimum statutory withholding rate for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income. The Administrator may exercise its discretion, by (i) directing the Company to apply shares of Stock to which the Participant is entitled as a result of the exercise of an Option, or (ii) delivering to the Company shares of Stock owned by the Participant for more than six (6) months, unless the delivery of the Shares is otherwise exempt from Section 16 of the Exchange Act. A Participant who has made an election pursuant to this Section 8.2 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Shares of Stock so applied or delivered for the withholding obligation will be valued at their Fair Market Value as of the date of measurement of the amount of income subject to withholding.

9.	PROVISIONS APPLICABLE TO OPTIONS.

9.1.	Acceleration.

9.1.1.     Vesting and Lapse of Restrictions. The Administrator may, in its sole discretion, at any time (including, without limitation, prior to, coincident with, or subsequent to, a Change of Control) determine that (a) all or a portion of a Participant’s Options will become fully or partially exercisable, and/or (b) all or a part of the restrictions on all or a portion of the outstanding Options will lapse, in each case, as of such date as the Administrator may, in its sole discretion, declare. The Administrator may discriminate among Participants and among Options granted to a Participant in exercising its discretion pursuant to this Section 9.1.1.

9.1.2.	Other Adjustments.

i.             The Administrator’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

ii.            With respect to Options that are subject to Section 409A of the Code, the Administrator will not have the authority to accelerate or postpone the timing of payment or settlement of an Option in a manner that would cause such Option to become subject to the interest and penalty provisions under Section 409A of the Code.

9.2.         Compliance with Section 162(m) of the Code. At all times when the Administrator determines that compliance with Section 162(m) of the Code is required or desired, all Options granted under this Plan to Named Executive Officers will comply with the requirements of Section 162(m) of the Code. In addition, in the event that changes are made to Section 162(m) of the Code to permit greater flexibility with respect to any Option or Options under this Plan, the Administrator may make any adjustments it deems appropriate. Performance goals will be established not later than ninety (90) days after the commencement of the period of service to which the performance goal relates, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

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10.          PRIVILEGES OF STOCK OWNERSHIP. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock.

11.          CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Administrator may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

12.          ESCROW, PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Administrator may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Administrator, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Administrator may cause a legend or legends referencing such restrictions to be placed on the certificates. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form, as the Administrator will from time to time approve.

13.	SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.

13.1.       Compliance With Applicable Laws. An Option will not be effective unless such Option is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the Grant Date and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (ii) completion of any registration or other qualification of such Shares under any state or federal laws or rulings of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so. Upon exercising all or any portion of an Option, a Participant may be required to furnish representations or undertakings deemed appropriate by the Company to enable the offer and sale of the Shares or subsequent transfers of any interest in such Shares to comply with applicable securities laws. Evidences of ownership of Shares acquired pursuant to an Option will bear any legend required by, or useful for purposes of compliance with, applicable securities laws, this Plan or the Option Agreement.

13.2.       Rule 16b-3 Exemption. During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Options granted pursuant to the Plan and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board or the Administrator does not comply with the requirements of

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Rule 16b-3, it will be deemed inoperative to the extent permitted by law and deemed advisable by the Board or the Administrator, and will not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board or the Administrator may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

14.          NO RIGHT TO CONTINUANCE AS DIRECTOR. Neither the action of the Company in establishing the Plan nor the granting of Options hereunder will be deemed to create any obligation on the part of the Board to nominate any director for reelection by the Company’s Stockholders or to be evidence of any agreement or understanding, express or implied, that the director has a right to continue as a director for any period of time or to be compensated.

15.          ADJUSTMENT FOR CHANGES IN CAPITALIZATION. The existence of outstanding Options will not affect the Company’s right to effect adjustments, recapitalizations, reorganizations or other changes in its or any other corporation’s capital structure or business, any merger or consolidation, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock, the dissolution or liquidation of the Company’s or any other corporation’s assets or business or any other corporate act whether similar to the events described above or otherwise.

16.	DISSOLUTION, LIQUIDATION, MERGER.

16.1.       Company Not the Survivor. In the event of a dissolution or liquidation of the Company, a merger, consolidation, combination or reorganization in which the Company is not the surviving corporation, or a sale of substantially all of the assets of the Company (as determined in the sole discretion of the Board), the Administrator, in its absolute discretion, may cancel each outstanding Option upon payment in cash to the Participant of the amount by which any cash and the fair market value of any other property which the Participant would have received as consideration for the Shares covered by the Option if the Option had been exercised before such liquidation, dissolution, merger, consolidation, combination, reorganization or sale exceeds the Exercise Price of the Option or negotiate to have such option assumed by the surviving corporation. In addition to the foregoing, in the event of a dissolution or liquidation of the Company, or a merger, consolidation, combination, or reorganization in which the Company is not the surviving corporation, or a sale or transfer of all or substantially all of the Company’s assets, the Administrator, in its absolute discretion, may accelerate the time within which each outstanding Option may be exercised, provided however, that the Change of Control in Section 17 will control with respect to acceleration in vesting in the event of a merger, consolidation, combination or reorganization that results in a change of control as so defined.

16.2.       Company is the Survivor. In the event of a merger, consolidation, combination or reorganization in which the Company is the surviving corporation, the Board will determine the appropriate adjustment of the number and kind of securities with respect to which outstanding Options may be exercised, and the exercise price at which outstanding Options may be exercised. The Board will determine, in its sole and absolute discretion, when the Company will be deemed to survive for purposes of this Plan.

17.          CHANGE OF CONTROL. The Board, by unanimous approval or consent, may provide in any Option Agreement that in the event of a “change of control” in the Company, all outstanding Options will fully vest immediately upon the Company’s public announcement of such a change. A “change of control” will mean an event involving one transaction or a related series of transactions, in which (i) the Company issues securities equal to 50% or more of the Company’s issued and outstanding voting securities, determined as a single class, to any individual, firm, partnership,

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limited liability company, or other entity, including a “group” within the meaning of Exchange Act Rule 13d-3, (ii) the Company issues voting securities equal to 50% or more of the issued and outstanding voting stock of the Company in connection with a merger, consolidation, or other business combination, (iii) the Company is acquired in a merger, consolidation, combination or reorganization in which the Company is not the surviving company, or (iv) all or substantially all of the Company’s assets are sold or transferred

18.	LIMITATION ON OPTIONS.

18.1        Section 280G of the Code. Notwithstanding any other provisions of this Plan and unless provided otherwise in the Option Agreement, if the right to receive or benefit from an Option under this Plan, either alone or together with payments that a Participant has a right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G of the Code), all such payments will be reduced to the largest amount that will result in no portion being subject to the excise tax imposed by Section 4999 of the Code.

18.2        Section 409A of the Code. If any provision of the Plan or an Option Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or could cause an Option to be subject to the interest and penalties under Section 409A of the Code, such provision of the Plan or any Option Agreement will be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code. Moreover, any discretionary authority that the Administrator may have pursuant to the Plan will not be applicable to an Option that is subject to Section 409A of the Code to the extent such discretionary authority will contravene Section 409A of the Code or the Treasury guidance promulgated thereunder.

19.          TERMINATION; AMENDMENT. The Board may amend, suspend or terminate this Plan at any time and for any reason. Further, the Board may, in its discretion, determine that any amendment should be effective only if approved by the shareholders even if such approval is not expressly required by this Plan or by law. No Options will be granted after the termination of the Plan. At any time and from time to time, the Administrator may amend or amend any outstanding Option or Option Agreement without approval of the Participant; provided however, no amendment or modification will materially adversely affect any outstanding Option without the written consent of the Participant; provided further, however, that the original term of any Option may not be extended unless it would not cause the provisions of Section 409A of the Code to be violated. No termination, amendment, or modification of the Plan will materially adversely affect any Option previously granted under the Plan, without the written consent of the Participant. Notwithstanding any provision herein to the contrary, the Administrator will have broad authority to amend the Plan or any outstanding Option under the Plan without approval of the Participant to the extent necessary or desirable (i) to comply with, or take into account changes in, applicable tax laws, securities laws, accounting rules and other applicable laws, rules and regulations, or (ii) to ensure that an Option is not subject to interest and penalties under Section 409A of the Code or the excise tax imposed by Section 4999 of the Code.

20.          GOVERNING LAW. This Plan and the rights of all persons under this Plan will be construed in accordance with and under applicable provisions of the laws of the State of Nevada.

21.          DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

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21.1.     “Affiliate” means any Subsidiary and any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

21.2.	“Board” means the Board of Directors of the Company.

21.3.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

21.4.	“Committee” means the Committee appointed by the Board to administer this Plan.

21.5.     “Company” means Golden Phoenix Minerals, Inc., a Minnesota corporation, and its subsidiaries, or any successor corporation.

21.6.     “Covered Employee” means a covered employee as defined in Section 162(m)(3) of the Code, provided that no employee will be a Covered Employee until the deduction limitations of Section 162(m) of the Code are applicable to the Company and any reliance period under Treasury Regulation Section 1.162-27(f) has expired.

21.7.     “Disability” means a disability covered under a long-term disability plan of the Company applicable to a Participant. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition. Notwithstanding the above, to the extent an Option is subject to Section 409A of the Code, and payment or settlement of the Option is to be accelerated solely as a result of the Participant’s Disability, Disability will have the meaning ascribed thereto under Section 409A of the Code and the Treasury guidance promulgated thereunder.

21.8.	“Effective Date” has the meaning set forth in Section 2.

21.9.     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

21.10.	“Exercise Agreement” has the meaning set forth in Section 6.2.4.

21.11.     “Exercise Price” means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

21.12.     “Fair Market Value” means the fair market value of the Stock at the date of grant as determined in good faith by the Administrator. By way of illustration, but not limitation, for the purpose of this Section 21.12, good faith will be met if the Administrator employs the following methods:

(i)          Listed Stock. If the Stock is traded on any established stock exchange or quoted on a national market system, fair market value will be the closing sales price for the Stock as quoted on that stock exchange or system for the date the value is to be determined (the “Value Date”) as reported in The Wall Street Journal or a similar publication. If no sales are reported as having occurred on the Value Date, fair market value will be that closing sales price for the last preceding trading day on which sales of Stock is reported as having occurred. If no sales are reported as having occurred during the five (5) trading days before the Value Date, fair market value will be the closing bid for Stock on the Value Date. If Stock is listed on multiple exchanges or systems, fair market value will be based on sales or bids on the primary exchange or system on which Stock is traded or quoted.

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(ii)          Stock Quoted by Securities Dealer. If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported on any established stock exchange or quoted on a national market system, fair market value will be the mean between the high bid and low asked prices on the Value Date. If no prices are quoted for the Value Date, fair market value will be the mean between the high bid and low asked prices on the last preceding trading day on which any bid and asked prices were quoted.

(iii)         No Established Market. If the Stock is not traded on any established stock exchange or quoted on a national market system and are not quoted by a recognized securities dealer, the Administrator will determine fair market value in good faith. The Administrator will consider the following factors, and any others it considers significant, in determining fair market value: (X) the price at which other securities of the Company have been issued to purchasers other than employees, directors, or consultants, (Y) the Company’s net worth, prospective earning power, dividend-paying capacity, and non-operating assets, if any, and (Z) any other relevant factors, including the economic outlook for the Company and the Company’s industry, the Company’s position in that industry, the Company’s goodwill and other intellectual property, and the values of securities of other businesses in the same industry.

(iv)	Additional Valuation.

(a)         Methods for Publicly Traded Companies. Any valuation method permitted under Section 20.2031-2 of the Estate Tax Regulations.

(b)         Non-Publicly Traded Stock. For non-publicly traded stock, the fair market value of the Stock at the Grant Date based on an average of the fair market values as of such date set forth in the opinions of completely independent and well-qualified experts (the Participant’s status as a majority or minority shareholder may be taken into consideration).

Regardless of whether the Stock offered under the Option is publicly traded, a good faith attempt under this Section 21.12 will not be met unless the fair market value of the Stock on the Grant Date is determined with regard to nonlapse restrictions (as defined in Section 1.83-3(h) of the Treasury Regulations) and without regard to lapse restrictions (as defined in Section 1.83-3(i) of the Treasury Regulations).

21.13.   “Grant Date” means the date the Administrator approves that grant of an Option. However, if the Administrator specifies that an Option’s Grant Date is a future date or the date on which a condition is satisfied, the Grant Date for such Option is that future date or the date that the condition is satisfied.

21.14. “Maximum Number” has the meaning set forth in Section 4.1.

21.15. “Named Executive Officer” means, if applicable, a Participant who, as of the date of vesting and/or payout of an Option is one of the group of “Covered Employees,” as defined under in the regulations promulgated under Section 162(m) of the Code, or any successor statute.

21.16    “Non-Employee Director” has the meaning set forth in Rule 16b-3(b)(3) under Section 16(b) of the Exchange Act, as amended from time to time, and any successor rule.

21.17.   “Officer” means an officer of the Company and an officer who is subject to Section 16 of the Exchange Act.

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21.18.	“Option” means an award of an option to purchase Shares pursuant to Section 6.

21.19.   “Option Agreement” means, with respect to each Option, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Option.

21.20.	“Optionee” means the holder of an Option.

21.21.	“Participant” means a person who receives an Option under this Plan.

21.22.   “Plan” means this 2006 Non-Employee Director Stock Option Plan, as amended from time to time.

21.23    “Restricted Stock” means shares of Stock subject to restrictions and conditions, as the Administrator may determine at the time of grant.

21.24.   “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act, as amended from time to time, and any successor rule.

21.25.	“SEC” means the Securities and Exchange Commission.

21.26.	“Securities Act” means the Securities Act of 1933, as amended from time to time.

21.27.   “Shares” means shares of the Company’s Common Stock reserved for issuance under this Plan, as adjusted pursuant to Section 4, and any successor security.

21.28.   “Stock” means the Common Stock, no par value, of the Company, and any successor entity.

21.29.   “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

21.30	“Unrestricted Stock” means shares of Stock free of any restrictions or conditions.

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